Exhibit 15.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Dorad Energy Ltd.

We consent to the incorporation by reference in the registration statements (Nos. 333-187533, 333-102288 and 333-92491) on Form S-8 and (Nos. 333- 199696 and 333-144171) on Form F-3 of Ellomay Capital Ltd. of our report dated March 2 ,2017, with respect to the statements of financial position of Dorad Energy Ltd. as of December 31, 2016 and 2015 and the related statements of profit or loss, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2016, which report appears in the December 31, 2016 annual report on Form 20-F of Ellomay Capital Ltd.

/s/ Somekh Chaikin
Somekh Chaikin

Certified Public Accountants (Isr).
Member firm of KPMG International

Tel-Aviv, Israel

March 30, 2017